Bitcoin Shop Makes $1.5m Strategic Investment in Spondoolies-Tech

Investment Serves as First Step in Planned Merger Between the Two Companies

Arlington, VA – (Marketwired – May 18, 2015) – Bitcoin Shop, Inc. (OTCQB: BTCS) (“BTCS” or the “Company”), a blockchain technology company that engages in transaction verification services, announced today that it has invested $1.5m into Spondoolies-Tech Ltd (“Spondoolies”), a transaction verification server manufacturer. BTCS’ investment in Spondoolies comes on the heels of the announcement of the intention for BTCS and Spondoolies to merge (April 28, 2015) and is serving as the first integral step of the planned merger. Together, the two companies will create the world’s first publicly traded company to produce Bitcoin transaction verification equipment and deploy Bitcoin mining resources.

Under the terms of the definitive investment agreements, BTCS purchased a 6.6 percent equity interest in Spondoolies, and received certain exclusivity rights and pricing for current and future Spondoolies’ products as well as a $1m breakup fee, in case the planned merger between BTCS and Spondoolies is not consummated. The investment in Spondoolies was based on a pre-money valuation of approximately $21.2m. Based in Kiryat Gat, Israel, Spondoolies-Tech is the premier developer of Bitcoin transaction verification servers. Launched in August 2013, Spondoolies is Israeli venture backed and has shipped thousands of servers to customers around the world in the past year.

The terms of the planned merger between BTCS and Spondoolies are a merger of equals. Upon closing, the parties will equally share the dilution resulting from BTCS’ April 22, 2015 $2.3m financing. Charles Allen will serve as the merged entity’s CEO and Chairman and Guy Corem, Spondoolies CEO and cofounder, will serve as a board member and executive officer. Additionally, Yuval Rozen will serve as BTCS’ CFO. The merger is subject to a number of conditions, including satisfactory completion of diligence and execution of definitive agreements. There can be no assurance that the conditions to closing will be satisfied or merger will be completed.

BTCS’ Chairman and CEO Charles Allen, who will lead the new company, said that the planned combination of the two companies represents a new force in the evolving blockchain industry. “This is a powerful merger as the technologies of the two companies are clearly very complementary and stand to produce immense revenue growth while delivering value to customers, shareholders, and employees.”

“We are excited to begin our partnership with BTCS and appreciate their support during a transformative part of our company’s growth,” said Spondoolies CEO, Guy Corem. “We believe this new relationship will ensure our ability to continue development and production of innovative and high quality products, targeted mainly for internal use of the merged company but also to deliver the highest quality bitcoin mining equipment for our transaction verification services.”

About BTCS:

BTCS is a blockchain technology company that provides transaction verification services for digital currency. BTCS is building a universal digital currency platform with the goal of enabling users to engage in the digital currency ecosystem through one point of access. BTCS continues to actively partner and integrate with strategic digital currency technology companies who provide products or services that are complementary to its business strategy. BTCS operates its public beta site (www.btcs.com) where consumers can purchase products using digital currency such as bitcoin, litecoin, and dogecoin, by searching through a selection of over 250,000 items. For more information visit: www.btcs.com

About Spondoolies-Tech:

Founded in 2013 by a group of Israeli high-tech veterans, Spondoolies is a transaction verification server manufacturer. Spondoolies raised ten million dollars in capital from leading Israeli venture capital firms and assembled a team of leaders in the Israeli Semiconductor industry, with the goal of building the infrastructure on which digital currencies will flourish. Building bitcoin transaction verifying servers from the bottom up, Spondoolies is producing machines that are designed for efficiency and performance. During 2014, Spondoolies successfully launched five different products.

Forward-Looking Statements:

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company’s filings with the Securities and Exchange Commission, not limited to Risk Factors relating to its digital currency business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

BTCS Investor Relations:

Michal Handerhan

Bitcoin Shop, Inc.

(202) 430-6576

IR@BitcoinShop.us

Spondoolies Media Relations:

Stefanie Guzikowski

E & G Public Relations, LLC

(603) 501-0052

sguzik@egpublicrelations.com